Exhibit 10.1

FIRST AMENDMENT
TO
SPECIALTY PHARMACY NETWORK AGREEMENT

This First Amendment to Specialty Pharmacy Network Agreement (this “Amendment”) is made as of the date the last Party executes this Amendment (the “Amendment Effective Date”), by and between Accredo Health Group, Inc. (“Specialty Pharmacy”), and United Therapeutics Corporation (“UT”). Specialty Pharmacy and UT are each referred to in this Agreement as a “Party,” collectively, the “Parties.”

WHEREAS, the Parties entered into that certain Specialty Pharmacy Network Agreement dated as of January 1, 2018, as may be amended (the “Agreement”); and

WHEREAS, the Parties now wish to amend the Agreement as further described below.

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.Section 1.1 Defined Terms shall be amended to include Subsection (y) Service Fees as follows:
(y)    “Service Fees” shall mean those service fees paid by UT to Specialty Pharmacy in consideration for Specialty Pharmacy’s performance of the Tyvaso dry powder inhaler Tyvaso DPI Services (the “DPI Services”), as more particularly defined in Section 17 and Attachment G of this Agreement.

2.Section 7.3(i) of the Agreement shall be deleted in its entirety and replaced with the following:
UT represents and warrants that (i) safety reporting consistent with the provisions set forth in this Section 7.3 is required by UT for participation in the pharmacy network for Product, and (ii) except for the enhanced DPI Services described in Attachment F, UT does not pay services fees for reporting required under this Section 7.3.

3.Section 7.3 of the Agreement is amended to add a new Section 7.3(j) as follows:

7.3(j) Tyvaso DPI Adverse Event Reporting. Solely with respect to the Product Tyvaso DPI, Specialty Pharmacy shall provide the reporting and perform the related obligations in accordance with Attachment F attached hereto. Specialty Pharmacy represents and warrants that it is not obligated by contract, law or in any other manner to provide any of the DPI Services absent the requirements of this Agreement. Specialty Pharmacy does not perform the DPI Services described in Attachment F on behalf of any similarly situated PAH manufacturer for similarly situated products without being paid fair market value service fees for each such service. The Parties represent, acknowledge and agree that the DPI Services satisfy the following principles: (a) UT has a good faith, legitimate need for the DPI Services in connection with its sale of Product; (b) no purpose of the DPI Services whatsoever (in whole or in part) is to encourage patients to purchase Product or Prescribers to prescribe or recommend Product, or to encourage Specialty Pharmacy to recommend or arrange for the purchase of Product, in a manner that is in any way inconsistent with the best clinical interests of patients or the FDA-approved labeling for the Product; (c) the DPI Services are not designed to favor Product or any other UT product, over any competing product when a patient’s physician has determined that a competing product is in the patient’s best clinical interest; (d) the DPI Services are not intended to encourage or incentivize drug switching; (e) the Parties are not aware of any conflict between the DPI Services and Specialty Pharmacy’s obligations as a pharmacy; (f) the DPI Services have not been negotiated in connection with, or related in any way to, any formulary decisions or formulary-related activities; and (g) the DPI Services are over and above Specialty Pharmacy's standard activities that it performs as part of its normal course of operations as a specialty pharmacy when dispensing similarly situated products in the same and/or similar therapeutic classes for similarly situated manufacturers.

4.Section 17 Service Fees shall be added to the Agreement as follows:

17.SERVICE FEES, INVOICES AND PAYMENT.
17.1.Service Fees.
17.1.1.In consideration of the full and complete performance of the DPI Services actually rendered by Specialty Pharmacy to UT pursuant to this Agreement, UT shall pay Specialty Pharmacy fees solely in accordance with the list of Service Fees set forth in Attachment G attached hereto. The Parties agree that Service Fees will be evaluated by UT on an annual basis and may be adjusted as mutually agreed by the Parties, provided that the Service Fees continue to reflect fair market value for the DPI Services.
17.1.2.The Parties agree that the Service Fees are determined through good faith, arms-length negotiation. No amount paid or reimbursed hereunder is intended to be, nor shall it be construed as, either a discount, or an offer or payment made, whether directly or indirectly, to induce the referral of patients, the purchase, lease or order of any item or service, or the recommending of the purchase, lease or order of any item or service.
17.1.3.Any services not currently contemplated in this Agreement shall be added by amendment as provided in Section 16.3.
17.1.4.Invoices. Specialty Pharmacy shall invoice UT for payment of Service Fees and any authorized expenses in accordance with Attachment G attached hereto.
17.1.5.Other Costs and Expenses. Except as otherwise set forth herein, Specialty Pharmacy will be responsible for all costs and expenses associated with fulfilling its obligations hereunder and performing the DPI Services. In no event will Specialty Pharmacy charge a patient, prescriber, insurance provider, or any other third party for any DPI Services provided under this Agreement.
17.1.6.Payment; Late Charges. UT will pay undisputed invoiced amounts within thirty (30) days of Company’s receipt of an invoice. In the event UT raises a good faith dispute with respect to a portion of an invoiced amount, UT will pay the undisputed portion in accordance with the first sentence of this Section 17.1.6 during the pendency of the discussions regarding the disputed amount. The Parties will work together in good faith to resolve any payment dispute in a timely manner.
5.Attachment A. Attachment A of the Agreement is hereby deleted in its entirety and is replaced with the Attachment A attached to this Amendment.

6.Attachment E. Attachment E of the Agreement is hereby deleted in its entirety and is replaced with the Attachment E attached to this Amendment.
7.Attachment F. A new Attachment F, Tyvaso DPI Safety Information and Reporting Services, shall be added to the Agreement as a new Attachment F to the Agreement.

8.Attachment G. A new Attachment G, Service Fees, shall be added to the Agreement as a new Attachment G to the Agreement.
9.Except as amended and supplemented hereby, all of the terms and conditions of the Agreement shall remain and continue in full force and effect and apply hereto.

Signature Page Follows

IN WITNESS WHEREOF, each of the undersigned, duly authorized, has executed this Amendment, effective as of the Amendment Effective Date.

Accredo Health Group, Inc. By: /s/ Joshua B. Parker Print Name: Joshua B. Parker Title: VP Date: 02/11/2022 / 12:49 PM CST	United Therapeutics Corporation By: /s/ Kevin Gray Print Name: Kevin Gray Title: SVP Strategic Operations Date: 16-Feb-2022 / 11:36:13 AM EST